EXHIBIT 10.15

TIFFANY & CO. (SHANGHAI) COMMERCIAL CO., LTD.
(蒂芙尼(上海)商业有限公司)
(As Borrower)

and

BANK OF AMERICA, N.A., SHANGHAI BRANCH
MIZUHO BANK (CHINA), LTD.
(As Jointed Coordinators, Mandated Lead Arrangers and Bookrunners)

AUSTRALIA AND NEW ZEALAND BANK (CHINA) COMPANY LIMITED, SHANGHAI BRANCH
BANK OF TOKYO-MITSUBISHI UFJ (CHINA), LTD.
JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED, SHANGHAI BRANCH
SUMITOMO MITSUI BANKING CORPORATION (CHINA) LIMITED
(As Mandated Lead Arrangers)

MIZUHO BANK (CHINA), LTD.
(As Facility Agent)

THE BANKS AND FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1
(As Original Lenders)

RMB 990,000,000 FACILITY AGREEMENT

Dated July 11, 2016

Jun He Law Offices
25F Kerry Centre, Tower III
1228 Middle Yan’an Road
Shanghai

32.	Remedies and Waivers	54

33.	Amendments and Waivers	54

34.	Counterparts	54

35.	Governing Law and Jurisdiction	54

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This Agreement is dated July 11, 2016 and made among:

(1)
Tiffany & Co. (Shanghai) Commercial Co., Ltd. (蒂芙尼(上海)商业有限公司), a company duly established and validly existing under the laws of the People’s Republic of China, with its registered office at Room 105, 1266 West Nanjing Road, Jing An District, Shanghai 200040, as the borrower (the “Borrower”);

(2)	Bank of America, N.A., Shanghai Branch and Mizuho Bank (China), Ltd., as the Jointed Coordinators, Mandated Lead Arrangers and Bookrunners (the “Jointed Coordinators”);

(3)
Australia and New Zealand Bank (China) Company Limited, Shanghai Branch, Bank of Tokyo-Mitsubishi UFJ (China), LTD., JPMorgan Chase Bank (China) Company Limited, Shanghai Branch and Sumitomo Mitsui Banking Corporation (China) Limited, as the Mandated Lead Arrangers (together with the Jointed Coordinators, the “Mandated Lead Arrangers”);

(4)	The Financial Institutions listed in Schedule 1, as the original lenders (the “Original Lenders”), and

(5)	Mizuho Bank (China), Ltd., as the facility agent for the Finance Parties (the “Facility Agent”).

It is agreed as follows:
SECTION 1
INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions
In this Agreement:
“Affiliate” means, in respect of any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Anti-Money Laundering Laws” means the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA PATRIOT Act and any similar law enacted in the United States after the date of this Agreement.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and any similar law enacted in the United States after the date of this Agreement.
"APLMA" means the Asia Pacific Loan Market Association Limited.
“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)
in respect of anything which will be fully or partly prohibited or restricted by law if a governmental agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that specified period without intervention or action.

“Available Commitment” means, in relation to any Lender, the Commitment for the time being of such Lender committed but not utilised yet under the Total Commitments

1602149	Facility Agreement

hereunder.
“Available Facility” means the aggregate of the Commitments for the time being of each of the Lenders committed but not utilised or cancelled.
“Availability Period” means the period commencing on the date hereof and expiring on the Final Maturity Date.
“Break Costs” means the amount (if any) by which:

(a)
the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the PRC interbank market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than statutory holidays) on which banks are open for general business in Shanghai.
"Code" means the US Internal Revenue Code of 1986.
“Commitment” means,

(a)
in respect of any of the Original Lenders, the amount set opposite its name under the heading of “Commitment” in Schedule 1 (Original Lenders and Commitments) and the amount of any other commitment in RMB transferred to it hereunder; and

(b)	in respect of any other Lender, the amount of any commitment in RMB transferred to it hereunder, to the extent not cancelled, reduced or transferred by it pursuant hereto.
"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility:

(a)	from any member of the Group or any of its advisers; or

(b)	from another Finance Party, if the information was obtained by such other Finance Party directly or indirectly from any member of the Group or any of its advisers;
in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by a Finance Party of Clause 22.6 (Disclosure of Information);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed

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to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Facility Agent.
“Credit Agreements” means (i) the Four Year Credit Agreement, dated as of October 7, 2014, among Tiffany & Co., the other Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, and Bank of America, N.A., as Administrative Agent, as amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time and (ii) the Five Year Credit Agreement, dated as of October 7, 2014, among Tiffany & Co., the other Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, and Bank of America, N.A., as Administrative Agent, as amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time.
“Default” means an Event of Default or a Potential Event of Default.
"Designated Person" means a person or entity:

(a)	listed in the annex to U.S. Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; or

(b)
named as a "Specially Designated National and Blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

with which any Finance Party is prohibited, to the Borrower’s knowledge, from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Economic Sanctions Laws” means U.S. Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation

1602149	3	Facility Agreement

promulgated thereunder from time to time and administered by OFAC and any similar law enacted in the United States after the date of this Agreement.
“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default) hereof.
“Existing Agreement” means a RMB 930,000,000 facility agreement dated July 19, 2013 and entered into between, among others, Tiffany & Co. (Shanghai) Commercial Co. Ltd. as borrower and Mizuho Corporate Bank (China), Ltd. as facility agent, as amended and/or restated from time to time.
“Facility” means the revolving loan facility in RMB offered hereunder pursuant to Clause 2 (Facility) hereof.
“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date on which it becomes a Lender (or, following that date, by not less than five (5) Business Days’ prior written notice) as the office or offices through which it will perform its obligations hereunder.
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fee Letter” means any letter or letters dated on or about the date hereof by and between the Jointed Coordinators and the Borrower (or by and between the Facility Agent and the Borrower), setting out any of the fees referred to in Clause 11 (Fees).
“Final Maturity Date” means the date falling thirty-six (36) months from the date of this Agreement, and if that date is not a Business Day, the immediately preceding Business

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Day.
“Finance Documents” mean this Agreement, the Guarantee, any Fee Letters, and any other documents designated as such by the Facility Agent and the Borrower.
“Finance Parties” means the Facility Agent, the Jointed Coordinators, the Mandated Lead Arrangers and the Lenders, and a “Finance Party” means any of them.
“Financial Indebtedness” means, without duplication, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any forward exchange sale or purchase agreement having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee of any of the items referred to in paragraphs (a) to (h) above.
“GAAP” means the generally accepted accounting principles in the PRC or in the U.S., as applicable. If at any time after the date hereof any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Finance Document, and either the Majority Lenders or any Obligor shall so request, the Facility Agent, the Lenders and the Obligors shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Majority Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the applicable Obligor responsible for the calculation of such financial ratio or requirement shall provide to the Facility Agent and the Lenders financial statements and other documents required under the Finance Documents or as reasonably requested thereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
“Group” means the Guarantor and its Subsidiaries.
“Guarantee” means the Guarantee Agreement entered into or to be entered into by and between the Guarantor and the Facility Agent on or around the date hereof that provides the guarantee for the Loan hereunder.
“Guarantor” means TIFFANY & CO., a Delaware corporation.
“Guarantor Repeating Representations” means the representations and warranties to be

1602149	5	Facility Agreement

made by the Guarantor pursuant to Section 8.18 (Repetition) of the Guarantee.
“Holding Company” means, in respect of a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Information Document” means the document in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Jointed Coordinators to selected financial institutions before the date hereof.
“Interest Payment Date” means, in relation to any Loan, as applicable (a) the expiry day of each three (3)-month period commencing from the Utilisation Date of such Loan or the Utilisation Date of Drawdown of Rollover (as the case may be) and (b) the Repayment Date.
“Interest Period” means the period determined in accordance with Clause 8.2 (Interest Period) hereof.
“Interest Rate Determination Date” means, in relation to any Loan, the Utilisation Date of such Loan or the Utilisation Date of Drawdown of Rollover (as the case may be).
“Lender” means:

(a)	any of the Original Lenders; or

(b)	any bank or financial institution which has become a Party in accordance with Clause 22 (Changes in Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Loan Account” means the bank account opened or maintained (in the event Borrower has already opened such an account) by the Borrower before the initial utilisation under the Facility and maintained with the Facility Agent for the purpose of advancing the Loan hereunder.
“Majority Lenders” means:

(a)
if there is no amount outstanding under any Loan then, a Lender or the Lenders whose Commitments aggregate 50.01% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 50.01% or more of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or the Lenders whose participation(s) in the then-current total outstanding of Loans aggregate 50.01% or more of that then-current total outstanding.
“Material Adverse Effect” means a material adverse effect on:

(a)
the business, operations, assets, property, financial condition, legal status or credit condition of each of the Obligors taken as a whole since the date as at which the latest consolidated audited financial statements were prepared;

(b)	the ability of any of the Obligors to perform and comply with its obligations under the Finance Documents to which such Obligor is a party; or

(c)	the validity, legality or enforceability of any of the Finance Documents or the rights or remedies of the Lender under the Finance Documents.
“Obligors” mean the Borrower and the Guarantor, and an “Obligor” means either of them.

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“Original Financial Statements” mean the audited and consolidated financial statements of the Guarantor for the financial year ended on January 31, 2016 and the audited financial statements of the Borrower for the financial year ended on December 31, 2015.
“Party” means a Party to this Agreement.
“PBOC Benchmark Interest Rate” means the interest rate applicable to a Loan with a term that corresponds to the term of the applicable Loan, as announced by the People’s Bank of China on its official website on the corresponding Interest Rate Determination Date and, if any such rate is below zero, the PBOC Benchmark Interest Rate shall be deemed to be zero.
“Potential Event of Default” means any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“PRC” or “China” means the People’s Republic of China, which for the purposes hereof shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
“Repayment Date” means, in relation to any Loan, the repayment date of such Loan as specified in the Utilisation Request (including, for the avoidance of doubt, the Rollover Request) of such Loan, which shall be the date on which such Loan shall be repaid in full by the Borrower and shall be the date falling one (1) month, three (3) months, six (6) months, nine (9) months or one (1) year from the Utilisation Date of such Loan or such other date as agreed between the Parties which is no later than one (1) year from the Utilisation Date of such Loan, provided that such repayment date should in no event be later than the Final Maturity Date. If a Repayment Date falls on a day that is not a Business Day, such Repayment Date shall be the immediately preceding Business Day.
“Repeating Representations” means each of the representations and warranties set out in Clauses 17.1 through 17.5, 17.9, 17.10(d), 17.11(c), 17.13, 17.14, 17.15 and 17.17 through 17.19.
“Rollover Request” means a notice substantially in the form set out in Part 2 of Schedule 3.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any liability of any person or any other agreement or arrangement having a substantially similar effect.
“Subsidiary” means, in relation to a company or corporation, any other company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half of the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

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“Total Commitments” means the aggregate of the Commitments by the Lenders hereunder, being RMB 990,000,000 on the date hereof.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed to by and between the Facility Agent and the Borrower.
“Transfer Date” means, in respect of any transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Utilisation Date” means the date on which the relevant Loan is made.
“Utilisation Request” means (i) a notice substantially in the form set out in Part 1 of Schedule 3 or (ii) a Rollover Request, as the case may be.

1.2	Construction
(a)    Unless a contrary indication appears, any reference in this Agreement to:

(i)
the “Facility Agent”, the “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, the “Borrower”, the “Guarantor”, any “Obligor”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or renovated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, trust or partnership (whether or not having separate legal personality) or any two or more of the foregoing;

(vi)
a “regulation” includes but is not limited to any regulation, rule, official directive or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)
subject to paragraph (C) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

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(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(D)	The above rules will only apply to the last month of any period.

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Shanghai time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless otherwise expressly provided for, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	Any Default shall be deemed “continuing” if not being remedied or waived.

1.3	Currency Symbols and Definition
“RMB” or “Renminbi” denotes the lawful currency of the PRC, and “US Dollar”, “USD” or “US$” denotes the lawful currency of the United States of America.

SECTION 2
FACILITY

2.	Facility

2.1	Facility
Subject to the terms and conditions of this Agreement, the Lenders agree to make available to the Borrower a revolving loan facility, under which the aggregate outstanding amount of all Loans shall not exceed the Total Commitments. For illustration purpose only and without imposing any additional obligations on any Finance Party, it is understood that as of the date of this Agreement the Facility is equivalent to USD 150,000,000.

2.2	Finance Parties’ Rights and Obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by any Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent. Any debt arising under the Finance Documents to any Finance Party from an Obligor shall be separate and independent.

(c)	Any Finance Party may, except as otherwise stated in the Finance Documents, enforce its rights under the Finance Documents separately and independently.

3.	Purpose

3.1	Purpose
The Borrower shall apply the Loan under the Commitments hereunder to refinance the facility under the Existing Agreement and satisfy its general working capital requirements.

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3.2	Monitoring

(a)
Subject to the applicable laws and regulations and the Borrower’s obligations and the Facility Agent’s rights set out in paragraph (b) of Clause 5.6 (Entrusted Payment), any Finance Party has the right (but in no case the obligation) to monitor or verify the use of any amount borrowed hereunder. Any Finance Party has the right (but in no case the obligation) to demand the Borrower to make available any documents and information (subject to applicable confidentiality obligations) in connection with the use of the Loan that are reasonably necessary to enable that Finance Party to monitor or verify the use of any amount borrowed hereunder.

(b)
The Borrower shall not use the Loan for any purposes other than those covenanted herein, including without limitation for equity investment, speculative operation in security market, futures market or real estate market, or other forbidden investment, business fields or purposes.

4.	Conditions Precedent to Utilisation

4.1	Conditions Precedent to Initial Utilisation
The Borrower may not deliver a Utilisation Request for the initial utilisation hereunder unless the Facility Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Schedule 2 (Conditions Precedent). The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

4.2	Conditions Precedent to Each Utilisation
No Lender will be obliged to make available a Loan in compliance with Clause 5.4 (Lenders’ Participation) unless on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Event of Default has occurred and is continuing or would result from the proposed Loan;

(b)
the Repeating Representations and Guarantor Repeating Representations to be made by the Borrower and the Guarantor, as applicable, as specified under the Finance Documents are true and accurate in all material respects; and \

(c)	there is no event or circumstance that exists which would reasonably be expected to have a Material Adverse Effect.

4.3	Maximum Number of Loans
The Borrower may not deliver more than five (5) Utilisation Requests within each calendar month.

SECTION 3
UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request within the Availability Period.

5.2	Completion of a Utilisation Request

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(a)
Each Utilisation Request is irrevocable upon delivery to the Facility Agent. Upon the delivery of a Utilisation Request, the Borrower shall be obligated to make utilisation pursuant to the terms and conditions of this Agreement on such date and in such amount and currency as set out in the Utilisation Request.

(b)	Each Utilisation Request will not be regarded as having been duly completed unless:

(i)
the copy of Utilisation Request is delivered on or before 11:00 a.m. on a Business Day falling at least five (5) Business Days prior to the proposed Utilisation Date and the original Utilisation Request is also couriered to Facility Agent on such Business Day;

(ii)
the proposed Utilisation Date is a Business Day within the Availability Period and in respect of the first utilisation, the proposed Utilisation Date is a Business Day falling no later than the date which is thirty (30) days after the date of this Agreement;

(iii)	the currency and amount of the utilisation are in compliance with Clause 5.3 (Currency and Amount);

(iv)	it specifies that the proposed utilisation is to be advanced by self-payment under Clause 5.5 (Self Payment) or entrusted payment under Clause 5.6 (Entrusted Payment); and

(v)	it specifies the proposed Repayment Date.

(c)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and Amount

(a)	The currency of the proposed Loan specified in a Utilisation Request shall be RMB.

(b)
The aggregate amount proposed to be utilised under the Utilisation Request shall not be more than the Available Facility and must be in a minimum amount of RMB5,000,000 or such other amount as agreed to by the Facility Agent or, if less, the entire Available Facility.

(c)
In relation to each utilisation by the Borrower, the Borrower may select, according to its actual requirements, the amount of the Loan for such utilisation, which shall be specified in the Utilisation Request relating to such Loan.

5.4	Lenders’ Participation

(a)
The Facility Agent shall notify each Lender of the amount of its participation in each Loan as soon as practicable on the date falling four (4) Business Days prior to the Utilization Date. The proportion of each Lender’s participation in such utilisation of the Loan shall be equal to the proportion borne by its Available Commitment to the total Available Facility.

(b)
Each Lender shall, no later than 12:00 p.m. on the Utilisation Date, remit, at the amount of the Loan requested in the notice given to it by the Facility Agent, the relevant Loan into the account designated by the Facility Agent pursuant to this Agreement, and the Facility Agent will then transfer the Loan into the Loan Account of the Borrower.

5.5	Self Payment
For any proposed utilisation no more than RMB 10,000,000, the Borrower may in its sole and absolute discretion make payment of such Loan proceeds to the relevant third party

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payee by means of "self payment". In case of self payment, the relevant supporting documents (copies of invoices, contracts and/or evidence that the Loan proceeds so requested by the Borrower have been transferred to the relevant payee(s)) for each utilisation shall be provided to the Facility Agent before the 20th day of each month falling between the Utilisation Date and the relevant Repayment Date. The Facility Agent shall send a copy of such supporting documents to the Lenders within five (5) Business Days of receiving the supporting documents from the Borrower.

5.6	Entrusted Payment

(a)
For any proposed utilisation amount exceeding RMB 10,000,000 (inclusive), such Loan shall be advanced by means of “entrusted payment”. The Facility Agent shall, upon the payment instruction and the particulars described in paragraph (b) of this Clause 5.6 below given by the Borrower, directly transfer the amount of the Loan to the relevant payee(s) on the date such amount is deposited into the Loan Account pursuant to paragraph (b) of Clause 5.4 (Lenders’ Participation) above. If the payee(s) or the payee(s) account number (s) given by the Borrower in its payment instruction are inconsistent with that in the particulars submitted by them in accordance with Clause 5.6(b)(i) below, the Facility Agent has the right to refuse such payment until such inconsistency has been resolved to the Facility Agent’s reasonable satisfaction.

(b)
The Borrower shall, no later than 11:00 a.m. on the day at least five (5) Business Days before the Utilization Date, submit to the Facility Agent the following additional documents for the purpose of such “entrusted payment” together with the Utilisation Request:

(i)
the particulars of the purpose of such utilisation and relevant supporting documents (including but not limited to payee name, payee account number, payment amount, purpose, contract number (if any), photocopy of the contract (if any), purchase order (if any), and invoice (if any)), subject to any applicable confidentiality obligations;

(ii)	payment instruction; and

(iii)	other materials as reasonably requested by the Facility Agent.
In respect of item (i) above, any such contract, purchase order or invoice shall specify the name of the counterparty, payment amount (which shall be no less than the proposed drawdown amount) and name of goods (if applicable). In respect of item (ii), such payment instruction shall indicate the name of the payee which is consistent with the name of the counterparty as set out in the applicable contract, purchase order or invoice in item (i). The Facility Agent shall, (x) within one (1) Business Day after receiving the Utilisation Request, provide the Utilisation Request to the Lenders; (y) at least two (2) Business Days before the Utilisation Date but in any event promptly after reviewing the documents required above, confirm at its reasonable discretion whether such disbursement of the Loan proceeds is consistent with the loan purpose of the Facility and notify the Lenders of the same; and (z) within five (5) Business Days after the Utilization Date, provide email confirmation to the Lenders that the Loan proceeds so requested by the Borrower have been transferred to the relevant payee(s).

(c)
If any amount transferred by the Facility Agent directly to the relevant payee pursuant to paragraph (a) above is refunded to the Loan Account due to incompleteness or incorrectness of such payment information filled in by the Borrower or for any other reason, the Facility Agent shall have the right not to credit such refund in the interim, or freeze such refund that has been credited into

1602149	12	Facility Agreement

the Loan Account, until the Borrower re-submits the correct payment instruction.

(d)
Notwithstanding the foregoing, in no case can the funds in the Loan Account be paid into any other account opened by the Borrower with the Facility Agent or any other financial institution. In case of any Event of Default, the Facility Agent shall have the right to refuse and/or stop any withdrawal by the Borrower of funds in the Loan Account.

(e)
The Lenders hereby agree that the Facility Agent may use its reasonable commercial efforts to act on behalf of the Lenders to examine all supporting documents provided by the Borrower and make judgement whether to grant drawdown under this Clause 5.6. The Borrower shall bear any and all responsibilities to the authenticity, validity and consistency of its submitted documents, and the Facility Agent shall take no legal liabilities whatsoever with respect thereto. The Facility Agent will not be liable for any action taken by it or omitting to take action in performing its duties and obligations in its capacity as facility agent under or in connection with this Clause 5.6, unless directly caused by its gross negligence or wilful misconduct.

5.7	Rollover

(a)	In this Clause 5.7,
“Due Amount” means the amount by which the Repayment Amount exceeds the Rollover Amount.
“Repayment Amount” means the amount of Repayment of Rollover.
“Rollover Amount” means the amount of Drawdown of Rollover.
and in case this Clause 5.7 provides any more specific requirements on the supporting documents than that set out in Clause 5.5 (Self Payment) and 5.6 (Entrusted Payment), the requirements under this Clause 5.7 shall prevail.

(b)
Subject to this Clause 5.7, on the Repayment Date on which the Borrower shall repay a Loan (“Repayment of Rollover”), the Borrower may request to roll over such Loan or any part of such Loan (“Drawdown of Rollover”) by delivery to the Facility Agent of a duly completed Rollover Request within the Availability Period.

(c)
In the event of Drawdown of Rollover, the amount to be repaid by the Borrower on the Repayment Date shall be equivalent to the Due Amount. The portion of the Repayment Amount in an amount equivalent to the Rollover Amount will be deemed to be repaid on such Repayment Date using an equivalent amount of the proceeds of a new Loan.

(d)
The Borrower shall, at least five (5) Business Days before the Utilization Date of Drawdown of Rollover, submit to the Facility Agent and also affix its company chop on the evidence of the actual use of Loan and relevant supporting documents under such Rollover Request, subject to any applicable confidentiality obligations and including but not limited to: payee name, payees’ account numbers, payment amount, payment date (taking no consideration of the Drawdown of Rollover, which shall be within the period from the original Utilisation Date of a Loan to its original Repayment Date), purpose, contract number (if any), a photocopy of the contract (if any) or purchase order (if any) or invoice (if any), (and the date of such contract, purchase order or invoice shall fall within six (6) months prior to the date of payment evidence below) and certifying materials of payment evidence (the amount of each such payment shall not exceed the total amount the Borrower is

1602149	13	Facility Agreement

obliged to pay under the corresponding contract or invoice and the sum of such payments shall be no less than the Rollover Amount). At least two (2) Business Days before the Utilisation Date but in any event promptly after reviewing the evidence required above, the Facility Agent shall confirm in its reasonable discretion whether such disbursement of the Loan proceeds is consistent with the loan purpose of the Facility whether to grant such Drawdown of Rollover.

(e)
The Lenders hereby agree that the Facility Agent may use its reasonable commercial efforts to act on behalf of the Lenders to examine all supporting documents provided by the Borrower and make judgement whether to grant Drawdown of Rollover under this Clause 5.7. The Borrower shall bear any and all responsibilities to the authenticity, validity and consistency of its submitted documents, and the Facility Agent shall take no legal liabilities whatsoever with respect thereto. The Facility Agent will not be liable for any action taken by it or omitting to take action in performing its duties and obligations in its capacity as facility agent under or in connection with this Clause 5.7, unless directly caused by its gross negligence or wilful misconduct.

(f)
If it is provided by any applicable laws and regulations or otherwise required by any competent governmental agency or authority that the Lenders are not allowed to grant such Drawdown of Rollover, the Borrower will not be entitled to such Drawdown of Rollover or to request any Drawdown of Rollover.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment
In respect of a Loan under the Facility, unless otherwise provided for herein, the Borrower shall, on its Repayment Date, repay the Loan, and on the Final Maturity Date, make a full repayment of all the outstanding Loans. The Borrower shall repay the Loan to the account designated by the Facility Agent by telegraphic transfer or bank transfer by 11:00 a.m. on the Repayment Date. Should the Facility Agent receive any repayment from the Borrower, the Facility Agent shall remit full amount so payable to the Lenders by 4:00 p.m. of that date on a pro rata basis. Any repaid amount under the Facility may, subject to this Agreement, be re-drawn within the Availability Period of the Facility.

7.	Prepayment and cancellation

7.1	Illegality
If, at any time, it is or will become unlawful under the laws and regulations of any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent and the Borrower (through the Facility Agent) upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall, after the Facility Agent has notified the Borrower, prepay to that Lender its participation in the outstanding Loans and/or any accrued interest within thirty (30) days or (if earlier) by the last day of the grace period permitted by law (if any) and specified by that Lender in the notice delivered to the Facility

1602149	14	Facility Agreement

Agent. No Break Costs shall be payable in respect of such prepayment.

7.2	Change of Control

(a)	If a Change of Control occurs:

(i)	the Borrower shall promptly notify the Facility Agent upon becoming aware of such Change of Control;

(ii)	a Lender shall not be obliged to fund a Loan; and

(iii)
if the Majority Lenders so require, the Facility Agent shall, by not less than ten (10) days' notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	a "Change of Control" will occur if the Borrower ceases to be directly or indirectly, controlled and 100%-owned by the Guarantor.

7.3	Voluntary Cancellation

(a)
Unless otherwise provided for in this Clause 7.3, the Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ prior written notice, cancel all or any part of the Available Facility during the Availability Period without any penalty or premium.

(b)
Any cancellation of the Available Facility by the Borrower shall be in a minimum amount of RMB5,000,000 and in integral multiples of RMB1,000,000 or, if less, be equal to the amount of the entire Available Facility.

(c)	The Available Facility which remains unutilised by the Borrower at the end of the Availability Period shall be deemed cancelled automatically.

(d)
Any cancellation of the Available Facility by Borrower under this Clause 7.3 shall reduce the Commitments of the Lenders under the Facility rateably, in proportion to each Lender’s Commitment under the Facility at the time of such cancellation.

(e)	The Borrower shall not re-utilise any cancelled portion of the Available Facility.

7.4	Voluntary Prepayment

(a)
Unless otherwise provided for in this Clause 7.4, the Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ prior written notice, prepay the whole or any part of a Loan without any penalty. Any Break Costs incurred by the Lenders as a result of such prepayment shall be borne by the Borrower. For the avoidance of doubt, no such Break Costs shall be due to the Lenders in the event such prepayment occurs on an Interest Payment Date.

(b)	In case of a prepayment by the Borrower, the Borrower must have paid all the amounts due and payable by it with respect to the Loan being prepaid on the date of prepayment under this Agreement.

(c)	Any prepayment by the Borrower shall be in a minimum amount of RMB5,000,000 and in integral multiples of RMB1,000,000 or equal to the entire outstanding amount of the applicable Loan.

(d)	Notwithstanding the foregoing, if the prepayment sources come from a financing provided by a financial institution that is not a Lender, the Facility shall only be prepaid in whole.

1602149	15	Facility Agreement

(e)	The amount prepaid under this Clause 7.4 will be used to prepay the Loan of each Lender according to the proportion representing the participation of each Lender in the applicable Loan.

(f)
The Borrower shall remit the prepayment amount set out in the prepayment notice into the account designated by the Facility Agent by telegraphic transfer or bank transfer by 11:00 a.m. on the prepayment date set out in such prepayment notice.

7.5	Rights of Prepayment and Cancellation in relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 12.2 (Tax Gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs),
the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and/or its intention to procure the prepayment of that Lender’s participation in the relevant Loan(s).

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the first Interest Payment Date after the Borrower has given notice under paragraph (a) above, the Borrower shall prepay that Lender’s participation in the relevant Loan. No Break Costs shall be payable in respect of such prepayment.

7.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable upon delivery and, unless otherwise expressly provided for in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Available Facility except at the times and in the manner expressly provided for in this Agreement.

(d)	If the Facility Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
Interest and Fees

8.	Interest Rate and Interest

8.1	Interest Rate
The interest rate on each Loan in this Agreement shall be equal to a hundred percent (100%) of the corresponding PBOC Benchmark Interest Rate. The Facility Agent shall notify the Borrower of the PBOC Benchmark Interest Rate applicable to each drawdown

1602149	16	Facility Agreement

on the Interest Rate Determination Date.

8.2	Interest Period
In relation to any Loan, the first Interest Period for such Loan shall be the period from the Utilisation Date (inclusive) of such Loan to the first Interest Payment Date (exclusive) immediately following such Utilisation Date, and any subsequent Interest Period for such Loan shall be the period from the immediately preceding Interest Payment Date (inclusive) to the immediately following Interest Payment Date (exclusive).

8.3	Calculation of Interest
The interest shall be calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

8.4	Payment on Interest Payment Date
The accrued interest on a Loan shall be paid in arrears on each Interest Payment Date of such Loan.

8.5	Notification of Interest Payment
The Facility Agent shall, no later than five (5) Business Days prior to each Interest Payment Date, give to the Borrower a written notice of the interest payable by the Borrower. The Facility Agent shall, no later than five (5) Business Days prior to each Interest Payment Date, give to each Lender a written notice of the interest receivable by that Lender. Notwithstanding the foregoing provisions of this Clause 8.5 (Notification of Payment of Interest), the delay or failure of the Facility Agent to make such notification shall not affect the obligation of the Borrower to pay interest.

8.6	Payment by Borrower
The Borrower shall remit the full amount of the interest then due and payable into the account designated by the Facility Agent by telegraphic transfer or bank transfer by 11:00 a.m. on each Interest Payment Date. Should the Facility Agent receive any interest payment from the Borrower by 11:00 a.m. on each Interest Payment Date, the Facility Agent shall remit full amount of the interest so payable to the Lenders by 4:00 p.m. of that Interest Payment Date on a pro rata basis.

9.	Default Interest

9.1	Overdue Interest
If the Borrower fails to pay any amount payable by it under this Agreement on its due date pursuant to this Agreement, the Borrower shall pay the default interest on that overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is one hundred fifty percent (150%) of the interest rate which would have been applicable if there had been no such non-payment as provided for in Clause 8.1 (Interest Rate) or such applicable minimum rate of penalty interest as required by then prevailing laws of the PRC, whichever is higher. Any default interest accruing under this Clause shall be due and payable on the date notified by the Facility Agent to the Borrower and shall be paid by the Borrower on that date.

9.2	Penalty Interest against Misappropriation
In case the Borrower misappropriates any Loan, or any part thereof, for the purpose other than that listed in Clause 3.1 (Purpose), the Borrower shall, promptly upon the demand by the Facility Agent, pay the penalty interest against misappropriation to the Facility Agent for the benefit of the Lender(s) that advanced that Loan until such misappropriation is rectified. The penalty interest against misappropriation shall be calculated on the amount misappropriated for the actually appropriated days at a rate which is two hundred percent

1602149	17	Facility Agreement

(200%) of the interest rate which would have been applicable if there had been no such misappropriation as provided for in Clause 8.1 (Interest Rate) or such applicable minimum rate of penalty interest as required by then prevailing laws of the PRC, whichever is higher. In no case shall the right of a Lender to collect the penalty interest against misappropriation affect other rights of the Lender under any of the Finance Documents or the applicable laws. If both Clause 9.1 (Overdue Interest) and Clause 9.2 (Penalty Interest against Misappropriation) are applicable to a single payment, then the higher of the two penalty interest rates shall be applicable.

9.3	Compound interest
The Borrower shall pay compound interest on the default interest and penalty interest that are not paid when due at the overdue interest rate on each Interest Payment Date.

10.	Changes in the Calculation of Interest

10.1	Market Disruption
If

(a)	the interest on a Loan will be determined by reference to the PBOC Benchmark Interest Rate that, however, does not exist anymore; or

(b)
before noon on the Business Day immediately following the relevant Interest Rate Determination Date, the Facility Agent receives notice(s) from one or more Lenders (whose participation in a Loan equals to or exceeds thirty-five percent (35%) of the Loan), expressing that the cost to it of funding its participation in that Loan would be in excess of the PBOC Benchmark Interest Rate.

the Facility Agent shall promptly give notice to the Borrower and the relevant Finance Parties (such notice, the “Market Disruption Notice”), notifying them of such fact and that this Clause 10.1 is in operation.

10.2	No Suspension of Utilisation
If a Market Disruption Notice applies to a Loan which has not been advanced, that Loan shall, subject to Clause 10.3 (Alternative Basis), be advanced on the requested Utilisation Date.

10.3	Alternative Basis

(a)
Within five (5) days of receipt of a Market Disruption Notice from the Facility Agent, the Borrower and the Finance Parties shall enter into good faith negotiations with a view to confirming a new applicable rate of interest, and during the negotiation period described in paragraph (c) below, the rate of interest on each Loan shall be the relevant rate last applied in accordance with Clause 8.1 (Interest Rate).

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all the Parties.

(c)
For the avoidance of any doubt, if no alternative basis is agreed upon between the Borrower and the Lenders within a period of thirty (30) days after the commencement of the negotiation, then the relevant rate last applied according to Clause 8.1 (Interest rate) shall apply to the relevant Loan(s).

10.4	Break Costs

(a)
The Borrower shall, within three (3) Business Days on demand by a Finance Party, pay to that Finance Party the Break Costs payable as set forth in this Agreement in connection with its prepayment of all or any part of a Loan or an Unpaid Sum on a

1602149	18	Facility Agreement

day other than the last day of an Interest Period of the Loan or Unpaid Sum.

(b)	Each Lender shall, on demand by the Facility Agent, provide a certificate confirming its Break Costs accruing in any Interest Period as soon as practicable.

11.	Fees

11.1	Commitment Fees

(a)
The Borrower shall pay a commitment fee to the Facility Agent with respect to the amount of the Facility that has not been utilised and has not been cancelled pursuant to this Agreement within the period from the date hereof to the ending date of the Availability Period. Such commitment fee shall be charged for the amount not utilised or cancelled for each day actually elapsed at a rate of zero point two five percent (0.25%) per annum on the amount of the Facility not utilised and not cancelled, and calculated on the basis of three hundred and sixty (360) days for one year. Such commitment fee shall be paid in arrears on the last day of each calendar quarter during the Availability Period, on the last day of the Availability Period and, if a Lender’s Commitment has been cancelled in full pursuant to Clause 7.1 (Illegality) or Clause 7.5 (Rights of Prepayment and Cancellation in relation to a Single Lender) on the earlier of (i) last day of the next succeeding calendar quarter and (ii) thirty (30) days from the date on which the cancellation is effective.

(b)	The commitment fee payable under this Clause shall be for the account of each Lender in accordance with its proportion of the Available Facility as of the end of such applicable calendar quarter.

11.2	Arrangement fee
The Borrower shall pay to each Jointed Coordinator (for its own account) an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Upfront fee
The Borrower shall pay to the Facility Agent (for its own distribution to and for the account of the Lenders) an upfront fee in the amount and at the times agreed in a Fee Letter.

11.4	Agency fee
The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax Gross-up and Indemnities

12.1	Definitions

(a)	In this Clause 12:
“Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

1602149	19	Facility Agreement

“Tax Payment” means any increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax Gross-up) or a payment under Clause 12.3 (Tax Indemnity).

(b)	Unless otherwise provided for, in this Clause 12, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax Gross-up

(a)
All payments to be made by the Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction by operation of law, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)
If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax Indemnity

(a)
Without prejudice to Clause 12.2 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three (3) Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)
any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the

1602149	20	Facility Agreement

Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	any Tax relating to a FATCA Deduction required to be made by a Party.

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit
If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has obtained, utilised and retained that Tax Credit,
the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower. If the Borrower so elects or agrees, the Finance Party may net off any amount payable by it under this Clause 12.4 against any amount of interest or principal payable or repayable by the Borrower under the Finance Documents.

12.5	Stamp Taxes
Each of the Borrower and the Lender shall be responsible for its own stamp duty payable in respect of this Agreement. The Borrower shall pay its stamp duty within two (2) months from the date hereof.

12.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(1)	a FATCA Exempt Party; or

(2)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

1602149	21	Facility Agreement

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the other Finance Parties.

13.	Increased Costs

13.1	Increased Costs

(a)
Subject to Clause 13.3 (Exceptions), the Borrower shall, within three (3) Business Days immediately following the date on which a demand with an explanation in writing for the reasonable basis of its Increased Costs is made by the Facility Agent (provided that the Facility Agent and the Borrower shall keep such details confidential), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any applicable law or regulation; or

(ii)	compliance with any applicable law or regulation made after the date of this Agreement.
The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any applicable law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement, “Increased Costs” means:

(i)
a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

1602149	22	Facility Agreement

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate showing and confirming the calculation of its Increased Costs in reasonable detail.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax Indemnity) applied); or

(iv)	attributable to the gross negligence of the relevant Finance Party or the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14	Other Indemnities

14.1	Currency Indemnity

(a)
If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any other jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other Indemnities

1602149	23	Facility Agreement

The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Default;

(b)	any Information Document or any other information produced in writing or approved by the Borrower being or being determined to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under the this Agreement;

(d)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing Among the Finance Parties);

(e)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Facility Agent
The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	the Facility Agent investigating any event which it reasonably believes is a Default; or

(b)
the Facility Agent acting or relying on any notice, request or instruction in respect of the transactions contemplated or financed under this Agreement which it reasonably believes to be genuine, correct and appropriately authorised.

15.	Mitigation by the Lenders

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) (i) providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and (ii) transferring its rights and obligations under the Finance Documents to another Affiliate or branch.

(b)	Paragraph (a) above does not in any way mitigate the obligations of any Obligor under the Finance Documents.

15.2	Limitation of Liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if,

1602149	24	Facility Agreement

in the reasonable opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	Costs and Expenses

16.1	Transaction Expenses
The Borrower shall, within ten (10) Business Days of demand, pay the Facility Agent and the Jointed Coordinators the amount of all reasonable costs and expenses (including outside legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
Such payment obligation of the Borrower shall not be affected by the enforcement, cancellation, un-utilisation or revocation for any other reason of the Facility hereunder or otherwise.

16.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of Currency), the Borrower shall, within ten (10) Business Days of demand, reimburse the Facility Agent for the amount of all reasonable costs and expenses (including outside legal fees) incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs
The Borrower shall, within ten (10) Business Days of demand, pay to each Finance Party the amount of all reasonable costs and expenses (including outside legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations
The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date hereof in respect of its own or (if applicable) the Guarantor’s standings.

17.1	Status

(a)	It is a limited liability company duly formed and validly existing under the laws of its jurisdiction of incorporation.

(b)	It is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any party in relation to the Finance Documents to which it is a party.

17.2	Binding Obligations
The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are, subject to (a) any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions Precedent to Utilisation) and (b) the due and authorized execution of such

1602149	25	Facility Agreement

Finance Documents by the parties (other than the Obligors) thereto, legal, valid, binding and enforceable obligations.

17.3	Non-conflict with Other Obligations
The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)
any law or regulation applicable to it, save for conflicts that would not reasonably be expected to have a Material Adverse Effect, provided that in no circumstance should there be any conflict with “three Measures and One guidance ” and other applicable CBRC rules;

(b)	its constitutional documents; or

(c)	any material agreement or instrument binding upon it or any of its material assets.

17.4	Power and Authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and Admissibility in Evidence
All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	for it to carry on its business, the non-compliance of which will have or would reasonably be expected to have a Material Adverse Effect, have been obtained or effected and are in full force and effect.

17.6	Governing Law and Enforcement

(a)	The choice that this Agreement will be governed by the laws of the PRC is recognizable and enforceable within its jurisdiction of incorporation.

(b)
Any ruling obtained in the PRC in respect of the Finance Documents is recognizable and enforceable within its jurisdiction of incorporation provided, however, that the enforcement of such ruling within the PRC, if any, shall be in compliance with the laws of the PRC.

17.7	Deduction of Tax
Subject to the applicable PRC withholding tax in relation to the payments made to entities outside of the PRC, it is not required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8	No Filing or Stamp Taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that (subject to a current PRC stamp duty of 0.005% on the Facility amount), any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No Default

1602149	26	Facility Agreement

(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any utilisation pursuant to the terms of this Agreement.

(b)
No other default exists under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its or any of its Subsidiaries’ assets are subject and which would reasonably be expected to have a Material Adverse Effect.

17.10	No Misleading Information

(a)
Any factual information provided in writing by any member of the Group for the purposes of the Information Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections contained in the Information Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Nothing has occurred or been omitted from the Information Document and no information has been given or withheld that results in the information contained in the Information Document being untrue or misleading in any material respect.

(d)
All factual information (other than the Information Document) supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and was not, as of such date, misleading in any material respect.

17.11	Financial Statements

(a)	The Original Financial Statements of each Obligor were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

(b)
The Original Financial Statements of each Obligor fairly present in all material respects its financial condition and results of operations as of the dates and for the periods indicated therein save to the extent expressly disclosed in such Original Financial Statements.

(c)
There has been no material adverse change in its business or financial condition of the Borrower and the business or consolidated financial condition of the Guarantor since the date of the Original Financial Statements.

17.12	Pari Passu Ranking
Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its current or future unsecured and unsubordinated creditors, except for claims mandatorily preferred by law applying to companies generally.

17.13	No Proceedings Pending or Threatened
Except as disclosed in the Guarantor’s Annual Report on Form 10-K for its most recently completed fiscal year and the Guarantor’s Quarterly Report on Form 10-Q for its most recently completed fiscal quarter, there are no litigation, arbitration or administrative proceedings (including but not limited to any such proceedings based on any environmental law) by or before any court, arbitral body or agency that have been started or (to the Borrower’s knowledge and belief) threatened against any Obligor or any of its Subsidiaries that, if adversely determined (and there exists a reasonable possibility of such adverse determination), would reasonably be expected to have a Material Adverse Effect.

17.14	Title

1602149	27	Facility Agreement

The Borrower is the absolute legal and beneficial owner of, and has good title to its owned assets that are material to the operation of its business, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents (in particular, Clause 20.5 (Negative Pledge)).

17.15	Insolvency

(a)
To the Borrower’s knowledge and belief, each Obligor is not insolvent (i.e being unable to pay its debts generally (including subordinated and contingent debts) when due), nor is it deemed by a court to be unable to pay its debts when due generally, nor will it become so in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document.

(b)
To the Borrower’s knowledge and belief, each Obligor has not taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 21.7 (Insolvency Proceedings).

17.16	Authorised Signatures
As of the date of this Agreement, any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

17.17	No Immunity
The Obligors will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the PRC, either generally or in relation to a specific property.

17.18	No Financial Indebtedness or Guarantees
The Borrower has not incurred any Financial Indebtedness or guarantees as of the date hereof other than:

(a)	those existing before the date hereof and any refinancings, extensions, renewals and replacements thereof;

(b)	the Financial Indebtedness owing to any of its Affiliates (including those in the form of entrustment loan);

(c)	those incurred under or permitted by the Finance Documents;

(d)	any Financial Indebtedness or guarantees incurred, provided or created with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(e)	any other Financial Indebtedness or guarantees in an aggregate amount outstanding not exceeding RMB 465,000,000 at any time.

17.19	US Anti-Terrorism Laws
The Borrower, and to the best of its knowledge, the Guarantor:

(a)	has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws;

(b)	is not a Designated Person; and

(c)	the Borrower will not use any part of the proceeds from any Loan on behalf of any Designated Person or otherwise use, directly by it or indirectly through any

1602149	28	Facility Agreement

Subsidiary of Borrower, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

17.20	Actual Working Capital Needs
The amount of the Total Commitments made by the Lenders to the Borrower does not exceed the Borrower's actual working capital needs as of the date of this Agreement.

17.21	Repetition
The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period; provided, however, that the representations and warranties set out in Clause 17.11(c) (Financial Statements) shall be deemed to be made in relation to the most recent financial statements delivered to the Facility Agent under Clause 18.1 (Financial Statements) and shall be repeated on each date on which such financial statements are delivered to the Facility Agent.

18.	Information Undertakings
The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements
The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(i)
as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its financial years, its audited financial statements for that financial year; and

(ii)
as soon as the same become available, but in any event within ninety (90) days after the end of the first half of each of its financial years, its unaudited financial statements for that financial half year.

18.2	Requirements as to Financial Statements

(a)
Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial Statements) shall be certified by an authorized signatory of the Borrower or by affixing the Borrower's company chop as fairly presenting its financial condition as of the date of those financial statements were drawn up.

(b)
The Borrower shall ensure that each set of its financial statements delivered pursuant to Clause 18.1 (Financial Statements) is prepared using GAAP and financial reference periods substantially consistent with those applied in the preparation of the Original Financial Statements for it unless, in relation to any set of financial statements to be delivered by the Borrower pursuant to Clause 18.1 (Financial Statements), the Borrower notifies the Facility Agent that there has been a change in GAAP or such financial reference periods and its auditor delivers to the Facility Agent a description of any change necessary for those financial statements to reflect GAAP and financial reference periods upon which the Borrower’s Original Financial Statements were prepared.

18.3	Information: Miscellaneous
The Borrower shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

(a)	all documents in relation to its asset or financial condition dispatched by it to its shareholders (or any class of them) or its creditors generally substantially at the

1602149	29	Facility Agreement

same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which would reasonably be expected to, if adversely determined, have a Material Adverse Effect;

(c)
promptly, such further information regarding the performance of respective obligations of each Obligor under the Finance Documents to which it is a party as the Facility Agent (as so instructed by the Majority Lenders) may reasonably request;

(d)
promptly, reports in form and substance satisfactory to the Facility Agent containing information about the application of any amount drawn under the Facility together with records, accounts or other materials evidencing such application, at such intervals as requested by the Facility Agent from time to time;

(e)
promptly upon becoming aware of such changes, any information regarding any changes in any Obligor's legal status, properties, operations, financial and business conditions or cash flow position that would reasonably be expected to materially and adversely affect that Obligor's ability to perform any of its liabilities and obligations under the Finance Documents to which such Obligor is a party;

(f)
promptly upon becoming aware of them, the details of any events or circumstances that would reasonably be expected to materially and adversely affect an Obligor's ability to perform any of its liabilities and obligations under the Finance Documents to which such Obligor is a party; and

(g)	any other information in respect of the Obligors as the Facility Agent may reasonably request.
If any information referenced in this Clause 18 is publicly available (including, without limitation, pursuant to filings made with the U.S. Securities and Exchange Commission or any stock exchange on which shares in or other securities of the Guarantor are listed or any electronic website maintained by or on behalf of the Guarantor or the Borrower that are publicly available, including, without limitation, through the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system or any comparable system), the obligation to deliver such information will be deemed to be satisfied.

18.4	Notification of Default

(a)
The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that the Borrower is aware that a notification has already been provided by the Guarantor).

(b)
Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by one (1) of its directors or authorised signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.5	"Know your customer" Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the legal status of an Obligor after the date of this Agreement; or

1602149	30	Facility Agreement

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, upon the request of the Facility Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be reasonably satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent in order for each Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	[Intentionally Left Blank]
[Intentionally Left Blank]

20.	General Undertakings
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations
The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon request of the Facility Agent supply certified copies to the Facility Agent of, any Authorisation required to enable it to carry on business (except to the extent the failure to maintain such Authorisation would not reasonably be expected to have a Material Adverse Effect) and perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with Laws
The Borrower shall comply in all respects with all applicable laws, in particular applicable laws and regulations on environmental protection, to which it may be subject, save for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.

20.3	Maintenance of Status
The Borrower shall take any and all of the necessary actions to maintain its legal existence and carry out its businesses in which it is being engaged in the PRC.

20.4	Taxation Matters

1602149	31	Facility Agreement

The Borrower shall:

(a)	file the tax reports and tax revenues that are required to be filed in any jurisdiction in a timely manner;

(b)	pay any tax in a timely manner, and, if any tax is challenged in good faith and in a proper way, ensure to make a sufficient provision for payment for such tax; and

(c)	in its commercially reasonable judgment, apply for tax credit, tax reduction, tax exemption, or subsidy by such way and to such extent as permitted by the applicable laws where, in each case, failure to do so has or would reasonably be expected to have a Material Adverse Effect.

20.5	Negative Pledge

(a)
Without prior written consent of the Majority Lenders, the Borrower shall not create or permit to subsist any Security or assign or otherwise create any encumbrance (each such Security or encumbrance, an “Encumbrance”) over any of its rights, assets, revenues, profits and interests, subject to paragraph (c) below.

(b)	Without prior written consent of the Majority Lenders, the Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,
(each of the transactions in items (i) to (v), a “Disposition”) in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to and shall not be deemed to prohibit or restrict:

(i)	any existing Encumbrance or Disposition and any replacement of that existing Encumbrance or Disposition or of the indebtedness so secured;

(ii)	any Disposition or other netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements;

(iii)	any Encumbrance or Disposition arising by operation of law or in the ordinary course of business;

(iv)	any Encumbrance or Disposition over an asset acquired in the ordinary course of business and subject to the title retention clause or leasing and hire purchase arrangement;

(v)	any Encumbrance or Disposition in favour of the Lenders (as defined in the Credit Agreements) created under the Loan Documents (as defined in the Credit Agreements); and

(vi)	any Encumbrance or Disposition created or undertaken with the prior

1602149	32	Facility Agreement

written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

20.6	Disposal

(a)
In no case the Borrower shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of all or any material part of its asset unless and until the prior written consent is obtained from the Facility Agent (acting on the instructions of Majority Lenders).

(b)	Paragraph (a) above does not apply to:

(i)	any sale, lease, transfer or other disposal made in the ordinary course of business of the disposing entity and on arm’s lengths terms and will not lead to a Material Adverse Effect; or

(ii)	any sale, lease, transfer or other disposal of the assets in order to replace with other assets of substantially similar or more superior variety, value and quality and for the similar use.

20.7	Assets
The Borrower shall maintain in good working order and condition (ordinary wear and tear excepted) all its assets necessary for the conduct of its business as conducted from time to time.

20.8	Merger
In no case the Borrower shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction unless (i) the prior written consent is obtained from the Facility Agent (acting on the instructions of the Majority Lenders), or (ii) such transaction will not result in any Material Adverse Effect and the Borrower shall be the survivor of such amalgamation, merger, reconstruction or consolidation. Without prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), the Borrower shall not conduct any material event such as division, equity transfer, equity investment or material increase of Financial Indebtedness (except for that Financial Indebtedness incurred or permitted under Clause 17.18 (No Financial Indebtedness or Guarantees)). Notwithstanding the foregoing, the Borrower may make equity investment by way of setting up separate legal entities and/or acquiring shares or equity interest in other legal entities (each a “Borrower Sub”) without the Facility Agent’s consent as long as (a) each Borrower Sub is or will become a Subsidiary of the Borrower, (b) each Borrower Sub will engage in all or part of the businesses that the Borrower engages in, and (c) the Borrower’s substantial assets or business will not be transferred to a third party which is not a Borrower Sub as a result of such equity investment. For the avoidance of doubt, the fund allocation between the Borrower and its branches does not constitute equity investment of the Borrower.

20.9	Change of Business
The Borrower shall ensure that no material change is made to the general nature of its primary corporate business from that carried on at the date hereof, if such change would reasonably be expected to lead to a Material Adverse Effect.

20.10	Pari Passu Ranking
The Borrower shall ensure its payment obligations under the Finance Documents at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

1602149	33	Facility Agreement

20.11	Ownership
The Borrower shall remain, directly or indirectly, controlled and 100%-owned by the Guarantor.

20.12	Subordination of Shareholders’ Loans
The Borrower shall ensure that its Financial Indebtedness owed to its shareholders currently or at any time in the future is subordinated to the Loans hereunder, provided, however, that notwithstanding the foregoing, prior to the occurrence of an Event of Default, the Borrower may repay such Financial Indebtedness to its shareholders.

20.13	Dividend
The Borrower shall not distribute or pay any dividend to its shareholders in case, at the time such payment is to be made:

(a)	an Event of Default has occurred and is continuing; or

(b)	there exists any Potential Event of Default.

20.14	Borrowing Gap
The Borrower shall ensure that the aggregate of (a) its net assets based on its most recent audited financial statements delivered pursuant to Clause 18.1(i) and (b) its borrowing gap as determined pursuant to the then applicable laws and regulations (the “Borrowing Gap”) is sufficient for the purpose of short-term foreign debt registration with the State Administration of Foreign Exchange, as referred to in the paragraph below, in the event that the Guarantee is called. Under such circumstances, the Borrower shall take all necessary steps and procedures required to, and shall procure that the direct shareholder of the Borrower will, obtain, as soon as practicable, all necessary governmental and corporate approval in respect of a capital injection into the Borrower in the form of shareholder’s equity to achieve such Borrowing Gap.
In the event that the Guarantor is required to perform under its payment obligation set forth in the Guarantee, the Borrower shall complete all required short-term foreign debt registrations with the State Administration of Foreign Exchange within fifteen (15) Business Days following the performance by the Guarantor of such payment obligations.

20.15	Arm's Length Terms
The Borrower shall not enter into any contract or arrangement with or for the benefit of any other person (including any disposal of any assets to that person) other than in the ordinary course of business and on arm's length terms.

20.16	Collection account
The Borrower shall:

(a)
open or maintain (in the event Borrower has already opened) an account for the collection of the receivables generated in the ordinary course of the Borrower's business (the “Collection Account”) with the Facility Agent; or,

(b)
if the Collection Account is opened with a bank other than the Facility Agent, notify the Facility Agent of the details of such Collection Account, including the account number and the account bank and, as and when requested by the Facility Agent, provide to the Facility Agent copies of bank statements or other reports showing all deposits in and withdrawals from such account. After receiving the above account details, the Facility Agent shall provide such account details to the Lenders. For the avoidance of doubt, such account details shall be treated as Confidential Information for purposes of this Agreement.

1602149	34	Facility Agreement

20.17	US Anti-Terrorism Laws

(a)
The Borrower shall not knowingly engage in any transaction that violates in any material respect any of the applicable prohibitions set forth in any Economic Sanctions Law, Anti-Money Laundering Law or Anti-Corruption Laws applicable to it.

(b)
None of the funds or assets of the Borrower or its Subsidiaries that are used to repay the Facility shall constitute property of, or shall be beneficially owned by, any Designated Person or, to the Borrower’s knowledge, be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Economic Sanctions Law, and no Designated Person shall have any direct or indirect interest in the Borrower insofar as such interest would violate any Economic Sanctions Laws applicable to the Borrower.

21.	Events of Default
Each of the events or circumstances set out in the following sub-clauses of this Clause 21 (other than Clause 21.18 (Acceleration)) is an Event of Default.

21.1	Non-payment
Any Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place, at the amount and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within two (2) Business Days of its due date.

21.2	Financial Covenants
Any requirement of Article 10 (Financial Undertakings) of the Guarantee is not satisfied.

21.3	Other Obligations

(a)	Any Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial Covenants)).

(b)
No Event of Default under paragraph (a) above in relation to Clause 20.1 (Authorisations) - Clause 20.4 (Taxation Matters) will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Facility Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

21.4	Material Misrepresentation
Any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material aspect when made or deemed to be made unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)
are remedied within thirty (30) Business Days (or such longer period as the Facility Agent may determine is reasonably necessary to enable the Borrower to remedy), of the earlier of (A) the Facility Agent giving notice to the Borrower of

1602149	35	Facility Agreement

the misrepresentation and (B) the Borrower becoming aware of the misrepresentation.

21.5	Cross Default

(a)	Any Financial Indebtedness of the Guarantor or any of its Subsidiaries is not paid when due nor within any originally applicable grace period.

(b)
Any Financial Indebtedness of the Guarantor or any of its Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of the Guarantor or any of its Subsidiaries is cancelled or suspended by a creditor of the Guarantor or such Subsidiaries as a result of an event of default (however described).

(d)
Any creditor of the Guarantor or any of its Subsidiaries becomes entitled to declare any Financial Indebtedness of the Guarantor or such Subsidiaries due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 40,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)
Any Obligor is or is deemed for the purpose of any applicable Loan to be unable or admits inability to pay its debts generally as they fall due, suspends making payments on any of its debts by reason of insolvency or, by reason of actual or anticipated insolvency, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

21.7	Insolvency Proceedings
Any corporate action, legal proceedings or other procedure or step is taken by any Obligor in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor other than a solvent liquidation or reorganisation of any Obligor;

(b)	a composition, assignment or arrangement with any creditor of any Obligor;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of any Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor,
or any analogous procedure or step is taken in any jurisdiction.

21.8	Creditors’ Process
Any expropriation, attachment, sequestration, distress or execution affects any asset or

1602149	36	Facility Agreement

assets of the Borrower or any of its Subsidiaries and is not discharged within thirty (30) Business Days.

21.9	Judicial Proceedings
The judicial proceedings against any Obligor occur which have a Material Adverse Effect, and the Obligor fails to effect the payment subject to the judgement or ruling from such proceedings that has come into force.

21.10	Unlawfulness and Invalidity
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Finance Documents becomes invalid.

21.11	Loan Proceeds
The Borrower fails to use the Loan proceeds according to Clause 3.1 (Purpose) or fails to comply with the payment methods of Loan proceeds according to Clause 5.5(Self Payment) and Clause 5.6 (Entrusted Payment).

21.12	Expropriation
Any governmental agency or authority (whether de jure or de facto) expropriates, compulsorily acquires or confiscates all or a material part of the business or assets of the Obligors.

21.13	Repudiation
Any Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.14	Cessation or Change of Business
Any Obligor ceasing all or a majority of its business, or any material change occurring in such business. For the avoidance of doubt, if any Obligor loses a permit in connection with its business, except for the loss of any permit that would not reasonably be expected to have a Material Adverse Effect, or the competent governmental authority approves invalidation of any such permit, such loss or invalidation shall be deemed that the business of such Obligor ceases or a material change occurs to such business.

21.15	Listing Status
The listing of the shares of the Guarantor on New York Stock Exchange or any other globally recognized stock exchange on which the Guarantor's shares are listed ceases or is suspended for a period of fourteen (14) consecutive trading days.

21.16	Ownership
The Guarantor is no longer the direct or indirect controlling shareholder of 100% equity interest in the Borrower.

21.17	Material Adverse Change
Any event has occurred or would occur which, in the reasonable opinion of the Majority Lenders, would have a Material Adverse Effect.

21.18	Acceleration
On and at any time after the occurrence of an Event of Default (giving effect to any grace periods set forth herein), the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

1602149	37	Facility Agreement

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent under the instruction made by the Majority Lenders.

SECTION 8
CHANGES IN PARTIES

22.	Changes in Lenders

22.1	Assignments and Transfers by Lenders
Subject to this Clause 22, a Lender (the “Existing Lender”) may:
(a)    assign all or any part of its rights; or
(b)    transfer by novation all or any part of its rights and obligations, under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

22.2	Conditions to Assignment or Transfer
The Borrower hereby agrees that a Lender may assign or transfer to a New Lender of all or any part of its rights and/or obligations under the Finance Documents provided that (i) such transfer shall be in accordance with applicable laws and regulations of the PRC and (ii) no Obligor shall be subject to any additional liability or obligation as a result thereof. The Lender shall promptly notify the Borrower upon completion of such assignment or transfer.

(a)
Any assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(b)	Any transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for Transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers all or any part of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender under Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs) or via the Lender acting through its new Facility Office, then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or Transfer Fee

1602149	38	Facility Agreement

The New Lender shall, on or prior to the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 3,500.

22.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other documents, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support or bear any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for Transfer

(a)
Subject to the conditions set out in Clause 22.2 (Conditions to Assignment or Transfer) a transfer is effected when the Facility Agent executes an otherwise duly completed Transfer Certificate (in triplicate) delivered to the Facility Agent not less than five (5) Business Days prior to the proposed Transfer Date by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Facility Agent shall as soon as practical send a copy of such executed Transfer Certificate to the Borrower.

(b)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their

1602149	39	Facility Agreement

respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Facility Agent, the Jointed Coordinators, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Jointed Coordinators and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Disclosure of Information
The Finance Parties may disclose:

(a)
to any of its Affiliates, head office and any other branch and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider necessary if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) of this Clause 22.6 above;

(v)
to whom information is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority, the rules of any relevant stock exchange or pursuant to any

1602149	40	Facility Agreement

applicable law or regulation;

(vi)
to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes in respect of the transactions contemplated by this Agreement;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so);

(viii)	who is a Party; or

(ix)	with the prior written consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

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22.7	Authorization to the Facility Agent
The Borrower and each other Finance Party (except for the Lender and the New Lender seeking the relevant transfer) irrevocably authorize the Facility Agent to sign each Transfer Certificate on their behalf as their consent to the proposed transfer.

22.8	Universal Succession
If a Lender is to be merged with any other person by universal succession, such Lender shall, at its own cost within forty-five (45) days of that merger furnish to the Facility Agent:

(a)
an original or certified true copy of a legal opinion issued by a qualified legal counsel practising law in its jurisdiction of incorporation confirming that all such Lender’s assets, rights and obligations generally have been duly vested in the succeeding entity who has succeeded to all relationships as if those assets, rights and obligations had been originally acquired, incurred or entered into by the succeeding entity; and

(b)
an original or certified true copy of a written confirmation by either the Lender’s legal counsel or such other legal counsel acceptable to the Facility Agent and for the benefit of the Facility Agent (in its capacity as agent of the Lenders) that the laws of the PRC and of the jurisdiction in which the Facility Office of such Lender is located recognise such merger by universal succession under the relevant foreign laws, whereupon a transfer and novation of all such Lender’s assets, rights and obligations to its succeeding entity shall have been, or be deemed to have been, duly effected as at the date of the said merger.
If such Lender, in a universal succession, does not comply with the requirements under this Clause 22.8, the Facility Agent has the right to decline to recognise the succeeding entity and demand such Lender and the succeeding entity to either sign and deliver a Transfer Certificate to the Facility Agent evidencing the disposal of all rights and obligations of such Lender to that succeeding entity, or provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Lender’s legal counsel (any legal costs so incurred shall be borne by the relevant Lender) in order to establish that all rights and obligations of the relevant Lender under this Agreement have been transferred to and assumed by the succeeding entity.

22.9	Exclusion of Facility Agent’s Liability
In relation to any assignment or transfer pursuant to this Clause 22, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation and warranty made by a New Lender in respect of its eligibility as a Lender.

22.10	Local Subsidiary Bank
Notwithstanding any other provision in this Agreement, if after the date of this Agreement, any Lender plans to merge or be converted into an independent legal entity locally incorporated within the PRC (the “Local Incorporation”) in accordance with the applicable laws of the PRC, then the Borrower agrees that such Lender may transfer any or all of its rights and/or obligations under this Agreement to the surviving entity, the newly incorporated entity or the relevant branch of the newly incorporated entity after the Local Incorporation (the “Successor Bank”). The Borrower further agrees that a public announcement made in any national newspaper in the PRC, or in any other forms of notice to the extent permitted by the applicable laws and at the sole discretion of such Lender or

1602149	42	Facility Agreement

the Successor Bank, on the assignment or transfer will constitute sufficient notice of such assignment or transfer, and that from the date of operation commencement of the Successor Bank, the rights and obligations of such Lender under this Agreement shall be transferred and assigned to the Successor Bank as if the Successor Bank is the original party hereof, and that this Agreement shall remain in force and no consent or approval from the Borrower is required to effect such assignment or transfer. For the avoidance of doubt, the Successor Bank should pay transfer fee to the Facility Agent pursuant to Clause 22.3 (Assignment or Transfer Fee).

23.	Changes in Borrower
Except as otherwise set forth herein, the Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under this Agreement.

SECTION 9
FINANCE PARTIES

24.	Role of Facility Agent and Jointed Coordinators

24.1	Appointment of Facility Agent

(a)	Each of the other Finance Parties appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)
Each of the other Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to each of them under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the Facility Agent or the Jointed Coordinators) hereunder it shall promptly notify the other Finance Parties.

24.3	Purely Mechanical
The duties of the Facility Agent under the Finance Documents shall be purely mechanical and administrative, and the Facility Agent shall have no other duties other than those specified in the Finance Documents.

24.4	Role of Jointed Coordinators
Except as specifically provided in the Finance Documents, the Jointed Coordinators have no obligations of any kind to any other Party under or in connection with the Finance Documents.

1602149	43	Facility Agreement

24.5	No Fiduciary Duties

(a)	Except as expressly provided for herein, nothing in this Agreement constitutes any of the Facility Agent or the Jointed Coordinators as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Jointed Coordinators shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Business with Group
The Facility Agent and the Jointed Coordinators may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and Discretions of Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be true, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)
any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the other Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its authorized personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under any Finance Document.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any applicable law or a breach of a fiduciary duty or duty of confidentiality.

24.8	Majority Lenders’ Instruction

(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent subject to any instruction given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any

1602149	44	Facility Agreement

act (or omission) if it acts (or refrains from taking any action) subject to such an instruction by the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instruction given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Facility Agent may refrain from acting in accordance with the instruction of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated indirect tax) which it may incur in complying with such instruction.

(d)
In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.9	Responsibility for Documentation
Neither the Facility Agent nor any Mandated Lead Arranger is:

(a)
responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any of the Facility Agent, the Jointed Coordinators, the Obligors or other persons given in or in connection with any Finance Document or the Information Document; or

(b)
responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.10	Exclusion of Liability

(a)
Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it or omitting to take action in performing its duties and obligations in its capacity as facility agent under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, and any officer, employee or agent of the Facility Agent may rely on this Clause.

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

24.11	Lenders’ Indemnity to Facility Agent

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Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as the Facility Agent under the Finance Documents (unless the Facility Agent have been reimbursed by an Obligor pursuant to a Finance Document).

24.12	Resignation of Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office of its location as successor by giving notice to the Lenders and the Borrower.

(b)
Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (upon approval by the Borrower, provided that such approval shall not be withheld unreasonably) may appoint a successor Facility Agent.

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within thirty (30) days after the notice of resignation was given, the Facility Agent (upon approval by the Borrower, provided that such approval shall not be withheld unreasonably) may appoint a successor Facility Agent (acting through an office in the PRC).

(d)
The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(h)
The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)
the Facility Agent fails to respond to a request under Clause 12.6 (FATCA Information) and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Facility Agent pursuant to Clause 12.6 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower, the Company and the Lenders that

1602149	46	Facility Agreement

the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.

24.13	Confidentiality

(a)
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Jointed Coordinators are obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.

24.14	Relationship with Lenders
Subject to Clause 27.2 (Distributions by Facility Agent), the Facility Agent may treat each Lender as a Lender entitled to payments under the Finance Documents and acting through its Facility Office unless it has received a not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms and conditions of this Agreement.

24.15	Credit Appraisal by Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Jointed Coordinators that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the Information Document and any other information provided by any of the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.16	Deduction from Amounts Payable by Facility Agent

1602149	47	Facility Agreement

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving a notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

24.17	Waiver of Consequential Damages
The Borrower acknowledges that, in connection with this Agreement and the transactions contemplated hereby, none of the Facility Agent, the Jointed Coordinators or Lenders nor their subsidiaries, affiliates, officers, directors, and employees shall be liable to the Borrower or have any liability for any special, indirect, consequential or punitive damages.  The Borrower hereby waives, releases and agrees not to commence proceedings in respect of any such liability whether or not accrued and whether or not known or suspected to exist.

25.	Conduct of Business by the Finance Parties
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim;

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax; or

(d)	oblige any Finance Party to do or omit to anything if it would, or might in its reasonable opinion, constitute a breach of any applicable law or regulation.

26.	Sharing Among the Finance Parties

26.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents,

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made in accordance with Clause 27.5 (Partial Payments).

26.2	Redistribution of Payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance

1602149	48	Facility Agreement

Party) in accordance with Clause 27.5 (Partial Payments).

26.3	Recovering Finance Party’s Rights

(a)
On a distribution by the Facility Agent under Clause 26.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party,

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)
This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION

27.	Payment Mechanics

27.1	Payments to Facility Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) on the due date, at such time and in such funds specified by the Facility Agent as

1602149	49	Facility Agreement

being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to account designated by the Facility Agent.

27.2	Distributions by Facility Agent

(a)
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with the Finance Documents (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by a not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)
The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the Facility Agent’s records as being so entitled on that date, provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22 (Changes in Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

(c)
The Borrower shall remit the full amount of fee payment then due and payable into the account designated by the Facility Agent by telegraphic transfer or bank transfer by 11:00 a.m. on each payment date provided by the Fee Letter. Should the Facility Agent receive any fee payment from the Borrower by 11:00 a.m. on each of such payment date, the Facility Agent shall remit full amount of the fee payment so payable to the Finance Parties by 4:00 p.m. of that payment date on a pro rata basis.

27.3	Distributions to an Obligor
The Facility Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

27.5	Partial Payments

(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

1602149	50	Facility Agreement

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agents shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (ii) to (iv) of paragraphs (a) above.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

27.6	No Set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately following Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)
During any extension of the due date for payment of any principal or the Unpaid Sum under paragraph (a) above, interest is payable on the principal or the Unpaid Sum at the rate payable on the original due date.

27.8	Currency of Account

(a)
Subject to paragraphs (b) and (c) below, the currency of account and payment for any sum due from an Obligor under any Finance Document shall be the same as the currency of the Facility under which the said sum occurs and rounded off to the nearest RMB fen.

(b)
Any payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred and rounded off to the nearest RMB fen if it is expressed to be payable in RMB or rounded off to the nearest USD cent if it is expressed to be payable in USD.

(c)	Any amount expressed to be payable in a currency other than Renminbi or US Dollar shall be paid in that other currency.

27.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country,

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the

1602149	51	Facility Agreement

Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent specifies to be necessary (acting reasonably and after consultation with the Borrower), be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

28.	Set-off
A Finance Party may set off any matured obligation due from the Borrower (or, if an Event of Default shall have occurred and be continuing, the Guarantor) under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower (or, if an Event of Default shall have occurred and be continuing, the Guarantor), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Finance Party shall, promptly upon the set-off conducted pursuant to this Clause 28 (or, if an Event of Default shall have occurred and be continuing, Article 18 (Right of Setoff) of the Guarantee), inform the Facility Agent who shall further inform the Borrower or the Guarantor, as applicable, of the same.

29.	Notices

29.1	Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic ways (including electronic mail).

29.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in case of the Borrower, that identified with its name below;

(b)	in case of each Lender or any other Obligor, that notified to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in case of the Facility Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax or electronic ways, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or ten (10) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

1602149	52	Facility Agreement

(b)	All notices from or to an Obligor shall be sent through the Facility Agent.

29.4	Language

(a)	This Agreement shall be executed in English.

(b)	Any notice given under or in connection with any Finance Document must be in Chinese or English, provided that any notice given to the Borrower or the Guarantor must be in English.

(c)	All other documents provided under or in connection with any Finance Document must be in Chinese or English.

29.5	Electronic communication

(a)
Notwithstanding the aforesaid, any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

30.	Calculations and Certificates

30.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

31.	Partial Invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

1602149	53	Facility Agreement

32.	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	Amendments and Waivers

33.1	Required Consents

(a)
Subject to Clause 33.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the relevant Obligor(s) and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any change in the use of a Loan;

(vi)	a change in the Borrower or the Guarantor (other than as expressly permitted by this Agreement);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 22 (Changes in Lenders) or this Clause 33; or

(ix)	a change in the currency of payment,
shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Jointed Coordinators may not be effected without the consent of the Facility Agent or the Jointed Coordinators respectively.

34.	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11
GOVERNING LAW AND JURISDICTION

35.	Governing Law and Jurisdiction

1602149	54	Facility Agreement

35.1	Governing Law
This Agreement is governed by and shall be construed in accordance with the laws of the People’s Republic of China.

35.2	Competent Courts
The Parties hereto shall discuss with one another to settle any dispute arising under this Agreement in the principle of good faith. If no settlement is so reached to the satisfaction of the Parties, any Party may submit the dispute to the non-exclusive jurisdiction of the competent court at Shanghai, PRC.

35.3	Waiver of Immunity
The Borrower waives any right it may have to claim immunity from suit, execution, attachment or other legal process or any right it may have to a jury trial in any applicable jurisdiction, whether generally or in relation to any specific property.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

[Remainder of page intentionally left blank]

1602149	55	Facility Agreement

Schedule 1
Original Lenders and Commitments

Name of Original Lender	Commitment in RMB
Bank of America, N.A., Shanghai Branch	198,000,000
Mizuho Bank (China), Ltd.	198.000,000
Australia and New Zealand Bank (China) Company Limited, Shanghai Branch	148,500,000
Bank of Tokyo-Mitsubishi UFJ (China), LTD., Shanghai Branch	148,500,000
JPMorgan Chase Bank (China) Company Limited, Shanghai Branch	148,500,000
Sumitomo Mitsui Banking Corporation (China) Limited	148,500,000
Total:	990,000,000

1602149	56	Facility Agreement

Schedule 2
Conditions Precedent

1.	Obligors

(a)	A certified copy of the following documents of the Borrower:

(i)	its current Business Licence;

(ii)	its current Approval Certificate for Foreign Invested Enterprise;

(iii)	its Articles of Association and the amendments thereto (if any);

(iv)	its capital verification report(s); and

(v)	list of directors registered at the competent administration of industry and commerce.

(b)	A certified copy of the following documents of the Guarantor:

(i)	its current certificate of incorporation filed with the Secretary of State of the State of Delaware;

(ii)	its current bylaws and the amendments thereto (if any);

(iii)	its current good standing certificate issued by the Secretary of State of the State of Delaware.

(c)	A certified copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iv)	in relation to the Guarantor, specifying that it may guarantee the indebtedness of the Borrower under the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)
A certificate from each Obligor (signed by an authorized person) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal Opinions

(a)	A legal opinion in relation to the PRC law from Jun He Law Offices, the PRC legal adviser of the Jointed Coordinators and the Facility Agent.

1602149	57	Facility Agreement

(b)	A legal opinion in relation to the New York law and Delaware General Corporation Law from Jun He Law Offices, the US legal adviser of the Jointed Coordinators and the Facility Agent.

3.	Other Documents and Evidence

(a)	This Agreement, the Guarantee and the other Finance Documents have been duly executed.

(b)
Any and all of the required governmental or corporate approvals, files, registrations, permits and/or authorisations in connection with the entry into and performance of the transactions contemplated by any Finance Document to which an Obligor is a party, or the validity and enforceability of any Finance Document to which an Obligor is a party, have been obtained.

(c)	Evidence that the Loan Account has been opened.

(d)	Evidence that the Borrower has accepted appointment by the Guarantor to be its process agent in relation to the process service in the PRC.

(e)	The Original Financial Statements.

(f)	Evidence that all fees, costs and expenses pursuant to the Fee Letters have been or will be paid by the first Utilisation Date.

(g)
A certified copy of the loan card of the Borrower issued by the People’s Bank of China, together with a valid password for accessing the bank credit register and consulting system to obtain information relating to the borrowings/guarantees of the Borrower as recorded therein.

(h)	Any and all of such other document, authorization or opinion as reasonably required by the Facility Agent (as so instructed by the Majority Lenders) and in connection with the transactions hereunder.

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Schedule 3
Part 1
Utilisation Request

From:	[Borrower]

To:	[Facility Agent]
Dated:
Dear Sirs,

[Borrower] - [           ] Facility Agreement dated [           ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a RMB Loan on the following terms:
proposed Utilisation Date:    [    ]
Amount:    [    ]

3.	Repayment date for this Loan: [ ]

4.	We confirm that each condition specified in Clause 4.2 (Conditions Precedent to each Utilisation) is satisfied on the date of this Utilisation Request.

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[name of Borrower]

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Part 2
Rollover Request

From:	[Borrower]

To:	[Facility Agent]
Dated:
Dear Sirs,

[Borrower] - [           ] Facility Agreement dated [           ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Rollover Request. Terms defined in the Facility Agreement shall have the same meaning in this Rollover Request.

2.	We wish to borrow a RMB Loan on the following terms:
proposed Utilisation Date:    [           ]
Rollover Amount:    [           ]

3.	Repayment date for this Loan: [ ]

4.	We confirm that each condition specified in Clause 4.2 (Conditions Precedent to each Utilisation) is satisfied on the date of this Rollover Request.

5.	The proceeds of this Loan should be credited to [account].

6.	This Rollover Request is irrevocable.

7.	We confirm that this notice is delivered pursuant to Clause 5.7 (Rollover) of the Facility Agreement.

Repayment Amount:    RMB[                      ]
Due Amount:    RMB[                      ]
Original Utilisation Date:     [                                 ]

The foregoing Repayment Amount shall become due on the proposed Utilisation Date as set out in Clause 2 hereof. The foregoing Due Amount shall be repaid to each Lender on the proposed Utilisation Date pursuant to Clause 5.7 (Rollover) of the Facility Agreement; the Loan required hereunder (amount of which equivalent to the Rollover Amount) shall be made to us by each Lender on such proposed Utilisation Date at the same time pursuant to Clause 5.7 (Rollover) of the Facility Agreement.

Yours faithfully

…………………………………
authorised signatory for
[name of Borrower]

1602149	60	Facility Agreement

Schedule 4
Form of Transfer Certificate

To:    [            ] as the Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

[Borrower] - [           ] Facility Agreement dated [           ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for Transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for Transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

1.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders).

2.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

3.	This Transfer Certificate is governed by the PRC law.

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THE SCHEDULE
Commitment/rights and obligations to be transferred
Transfer Details:
Nature:            [insert description of facility(ies) transferred]
Final Maturity Date:    [           ]
Participation Transferred

Commitment Transferred
Drawn Amount:	[ ]
Undrawn Amount:	[ ]
Administration Details:
New Lender’s Receiving Account:	[ ]
Process Agent:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Telex:	[ ]
Attn/Ref:	[ ]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [           ].
[Facility Agent]
By:

1602149	62	Facility Agreement

SIGNATURE PAGE

TIFFANY & CO. (SHANGHAI) COMMERCIAL CO., LTD.
(蒂芙尼(上海)商业有限公司)
(As Borrower)

By: /s/ Frederic Cumenal

Address:	15 Sylvan Way, Parsippany, NJ, 07054 - United States

Attention:	Treasury Department

Email:	treasurydepartment@tiffany.com

Facsimile:	+1 973 254 7694

1602149	Facility Agreement

BANK OF AMERICA, N.A., SHANGHAI BRANCH
(As Jointed Coordinator, Mandated Lead Arranger and Bookrunner)

By: /s/ Jane Wu

Address:	17 F, Azia Center, 1233 Lujiazui Ring Road, Shanghai, China

Attention:	Ms Grace Hua

Telephone:	86-21-61608724

Facsimile:	86-21-61608877

1602149	Facility Agreement

MIZUHO BANK (CHINA), LTD.
(As Jointed Coordinator, Mandated Lead Arranger, Bookrunner and Facility Agent)

By: /s/ Lu Feng

Address:	23F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, China

Attention:	Kate, Lu Feng

Telephone:	86-21-38558383

Facsimile:	86-21-68776001

1602149	Facility Agreement

BANK OF AMERICA, N.A., SHANGHAI BRANCH
(As Original Lender)

By: /s/ Jane Wu

Address:	17 F, Azia Center, 1233 Lujiazui Ring Road, Shanghai, China

Attention:	Ms Grace Hua

Telephone:	86-21-61608724

Facsimile:	86-21-61608877

1602149	Facility Agreement

MIZUHO BANK (CHINA), LTD.
(As Original Lender)

By: /s/ Lee Chunheung

Address:	23F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, China

Attention:	Sherry Shen, Alex Wang

Telephone:	86-21-38558291, 38558272

Facsimile:	86-21-68776001

1602149	Facility Agreement

BANK OF TOKYO-MITSUBISHI UFJ (CHINA), LTD., SHANGHAI BRANCH
(As Original Lender)

By: /s/ Inoue Kazuma

Address:	20F, Azia Center, No.1233, Lujiazui Ring Road, Pudong New Area, Shanghai, China

Attention:	Inoue Kazuma

Telephone:	86-21-68881666

Facsimile:	86-21-68881663/86-21-68881664

1602149	Facility Agreement

AUSTRALIA AND NEW ZEALAND BANK (CHINA) COMPANY LIMITED, SHANGHAI BRANCH
(As Mandated Lead Arranger and Original Lender)

By: /s/ Elaine Yin

Address:	12th Floor, Mirae Asset Tower, 166 Lujiazui Ring Road, Pudong New Area, Shanghai, China

Attention:	Stephanie Zhuang

Telephone:	86-21-61696272

Facsimile:	86-21-61696399

1602149	Facility Agreement

BANK OF TOKYO-MITSUBISHI UFJ (CHINA), LTD.
(As Mandated Lead Arranger)

By: /s/ Hotta Naoyuki

Address:	20F, Azia Center, No.1233, Lujiazui Ring Road, Pudong New Area, Shanghai, China

Attention:	Hotta Naoyuki/Chen Xiaoyi

Telephone:	86-21-68881666

Facsimile:	86-21-68881663/86-21-68881664

1602149	Facility Agreement

JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED, SHANGHAI BRANCH
(As Mandated Lead Arranger and Original Lender)

By: /s/ Betty Wang

Address:	41st Floor, Park Place, NO.1601 West Nanjing Road, Jing’an District, Shanghai, China

Attention:	Betty Wang

Telephone:	86-21-52002270

Facsimile:	86-21-52002299

1602149	Facility Agreement

SUMITOMO MITSUI BANKING CORPORATION (CHINA) LIMITED
(As Mandated Lead Arranger and Original Lender)

By: /s/ Masahiro Fukumoto

Address:	11F, 12F, 13F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai 200120, China

Attention:	Kay Mao / Tina Zhou

Telephone:	86-21-38609252 / 86-21-38609277

Facsimile:	86-21-38609289

1602149	Facility Agreement